EXHIBIT 99.1

Pacer International Reports Year-End and Fourth Quarter 2007 Results

CONCORD, California--(BUSINESS WIRE)--February 11, 2008--Pacer
International, Inc. (Nasdaq:PACR), the non-asset based North America third-party logistics and freight transportation provider, today reported financial results for the annual and three-month periods ended December 28, 2007.

FOURTH QUARTER RESULTS

Revenues for the quarter ended December 28, 2007 increased $38.2 million to $540.2 million compared to $502.0 million for the quarter ended December 29, 2006. Income from operations for both our intermodal and logistics segments were up compared to the 2006 fourth quarter by $5.8 million and $0.1 million, respectively. Fourth quarter corporate expenses included a $3.0 million bonus accrual compared to a $3.5 million bonus reversal in the 2006 fourth quarter.  With this swing in fourth quarter corporate expenses, consolidated income from operations declined by $1.9 million. Diluted earnings per share for the 2007 fourth quarter increased 3.5 percent to $0.59 per share compared to $0.57 per share in the 2006 fourth quarter.

YEAR-TO-DATE RESULTS

For the year ended December 28, 2007 revenues increased $81.6 million, or 4.3 percent, compared to the year ended December 29, 2006.  Intermodal volumes were up 6.1 percent for our Stacktrain operation and 4.3 percent for our rail brokerage operation compared to last year.  Income from operations declined $23.8 million from 2006 to $94.5 million for the year. This variance included several transactions that benefited 2006 but did not recur in 2007, including arbitration and other rate dispute settlements. In addition, 2007 included a $6.0 million charge for severance and facility exit activities and a $3.0 million bonus accrual. Intermodal segment income from operations declined $20.6 million from last year (including the arbitration settlement benefiting 2006). Logistics segment income from operations increased $2.5 million from last year, and corporate expenses were $5.7 million higher than last year due to severance charges and bonus accruals. Diluted earnings per share declined by $0.29 per share to $1.51 for the year compared to $1.80 per share in 2006.

“We are generally pleased with our performance during 2007, given the difficult market conditions and our investment in positioning our company for the future. Our operating cash flows remain strong and allowed us to repurchase $72.5 million of stock and pay $21.6 million of dividends in 2007,” said Mike Uremovich, chairman and chief executive officer. “During the year we undertook a severance and facility exit program which reduced employment by 134 and we exited four facilities. We refinanced our long-term debt to enhance our liquidity, and we entered into a software license agreement for an enterprise suite of applications that when implemented will provide better information management,  enhance our customer services and communications and reduce costs,” added Uremovich.

CONFERENCE CALL TODAY--Pacer International will hold a conference call for investors, analysts, business and trade media, and other interested parties at 5:00 p.m. ET today (Monday,February 11). To participate, please call five minutes early by dialing (800) 230-1059 (in USA) and ask for "Earnings Call." International callers can dial (612) 332-0228.

Alternatively, an audio-only, simultaneous Web cast of the live conference call can be accessed through the Investor Relations link on the company’s Web site at www.pacer-international.com. For persons unable to participate in either the conference call or the Web cast, a digitized replay will be available from February 11 at 7:30 p.m. ET to March 11 at 11:59 p.m. ET. For the replay, dial (800) 475-6701(USA) or (320) 365-3844 (international), using access code 907876. Alternatively, a replay can be accessed through the Investor Relations link on the company's Web site at www.pacer-international.com

ABOUT PACER INTERNATIONAL--Pacer International, a leading non-asset based North America third-party logistics and freight transportation provider, through its Intermodal and Logistics operating segments, offers a broad array of services to facilitate the movement of freight from origin to destination. The Intermodal segment offers wholesale services provided by Pacer Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and Pacer Cartage (local trucking), as well as retail services through its Rail Brokerage group (intermodal marketing). The Logistics segment provides retail truck brokerage, trucking, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its Intermodal and Logistics operating segments are headquartered in Concord, California, and in Dublin, Ohio, respectively. Web site: www.pacer-international.com.

CERTAIN FORWARD-LOOKING STATEMENTS--This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are general economic and business conditions; congestion, work stoppages, equipment and capacity shortages, weather related issues and service disruptions affecting our rail and motor transportation providers; industry trends, including changes in the costs of services from rail and motor transportation providers; the loss of one or more of our major customers; the impact of competitive pressures in the marketplace; the frequency and severity of accidents, particularly involving our trucking operations; our ability to successfully identify and implement process improvements and cost savings opportunities to improve our operating results; changes in our business strategy, development plans or cost savings plans; difficulties in maintaining or enhancing our information technology systems; availability of qualified personnel; changes in, or the failure to comply with, government regulation; increases in interest rates; our ability to integrate acquired businesses; terrorism and acts of war; and increases in our leverage. Additional information about these and other factors that could affect the company's business is set forth in the company's various filings with the Securities and Exchange Commission, including those set forth in the company's annual report on Form 10-K for the year ended December 29, 2006 filed with the SEC on February 21, 2007. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.
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INVESTOR CONTACT:
Larry Yarberry, CFO
Pacer International, Inc.
(925) 887-1577 phone
Larry.Yarberry@pacer.com

MEDIA CONTACT:
Jennifer Matthews
Pacer International, Inc.
(925) 887-1555 phone
Jennifer.Matthews@pacer.com

Pacer International, Inc. Consolidated Balance Sheet ($ million)

December 28, 2007
(Unaudited)
Assets

Current assets
Cash and cash equivalents	$6.7
Accounts receivable, net	205.3
Prepaid expenses and other	15.1
Deferred income taxes	4.3
Total current assets	231.4

Property and equipment
Property, plant & equipment at cost	110.6
Accumulated depreciation	(69.2)
Property and equipment, net	41.4

Other assets
Goodwill, net	288.3
Deferred income taxes	-
Other assets	13.0
Total other assets	301.3

Total assets	$574.1

Liabilities & Equity

Current liabilities
Current maturities of long-term debt and
capital leases	$-
Book overdraft	12.8
Accounts payable and accrued liabilities	184.1
Total current liabilities	196.9

Long-term liabilities
Long-term debt and capital leases	64.0
Deferred income taxes	8.4
Other	2.1
Total long-term liabilities	74.5

Stockholders' equity
Common stock	0.4
Paid In capital	294.5
Accumulated deficit	7.9
Accumulated other comprehensive loss	(0.1)
Total stockholders' equity	302.7

Total liabilities and equity	$574.1

Pacer International, Inc. Unaudited Consolidated Statement of Cash Flows

($ in millions)	2007

Cash Flows from Operating Activities
Net income	$54.3
Adjustments to net income

Depreciation and amortization	6.2
Gain on sale of property and equipment	(0.9)
Deferred income taxes	8.0
Loss on extinguishment of debt	1.8
Stock based compensation expense	2.9
Excess tax benefit from stock based compensation	(0.2)
Change in receivables	5.1
Change in other current assets	0.4
Change in current liabilities	32.7
Other	(2.3)

Net cash provided by operating activities	108.0

Cash Flows from Investing Activities
Capital expenditures	(14.0)
Proceeds from sales of property and equipment	0.9

Net cash used for investing activities	(13.1)

Cash Flows from Financing Activities
Net borrowings under line of credit agreement, net of debt issuance costs	63.2
Proceeds from exercise of stock options	1.8
Excess tax benefit from stock based compensation	0.2
Dividends paid to shareholders	(21.6)
Purchase and retirement of Pacer common stock	(72.5)
Debt and capital lease payments	(59.0)

Net cash used for financing activities	(87.9)

Effect of exchange rate changes on cash	(0.3)

Net change in cash and cash equivalents	6.7

Cash at beginning of period	-
Cash at end of period	$6.7

Pacer International, Inc. Unaudited Consolidated Statement of Operations ( $ millions)

	4th Quarter 2007				Year-to-Date
	Intermodal	Logistics	Corp./Elim.	Consolidated	Intermodal	Logistics	Corp./Elim.	Consolidated
	($ in millions)				($ in millions)

Revenues	$435.1	$105.2	$(0.1)	$540.2	$1,567.9	$402.1	$(0.6)	$1,969.4

Cost of purchased transportation	330.0	86.9	(0.1)	416.8	1,207.9	330.4	(0.6)	1,537.7
Direct operating expenses	34.0	-		34.0	130.5	-	-	130.5
Selling, general & admin. expenses	27.5	17.6	7.5	52.6	112.2	66.8	21.5	200.5
Depreciation expense	1.4	0.1	0.1	1.6	5.3	0.8	0.1	6.2

Income from operations	42.2	0.6	(7.6)	35.2	112.0	4.1	(21.6)	94.5

Interest expense/income				1.4				5.5

Income before income taxes				33.8				89.0

Income taxes				13.2				34.7

Net income				$20.6				$54.3
Diluted Earnings Per Share				$0.59				$1.51

Pacer International, Inc. Unaudited Consolidated Statement of Operations ( $ million, except per share amounts)

	4th Quarter				Year-to-Date
	2007	2006	Variance	%	2007	2006	Variance	%

Segments

Revenues
Intermodal	$435.1	$401.2	$33.9	8.4%	$1,567.9	$1,491.7	$76.2	5.1%
Logistics	105.2	101.1	4.1	4.1%	402.1	397.0	5.1	1.3%
Cons. Entries	(0.1)	(0.3)	0.2	-66.7%	(0.6)	(0.9)	0.3	-33.3%
Total	$540.2	$502.0	$38.2	7.6%	$1,969.4	$1,887.8	$81.6	4.3%

Income from Operations 1/
Intermodal	$42.2	$36.4	$5.8	15.9%	$112.0	$132.6	$(20.6)	-15.5%
Logistics	0.6	0.5	0.1	20.0%	4.1	1.6	2.5	156.3%
Corporate	(7.6)	0.2	(7.8)	-3900.0%	(21.6)	(15.9)	(5.7)	35.8%
Total	$35.2	$37.1	$(1.9)	-5.1%	$94.5	$118.3	$(23.8)	-20.1%

Net Income 1/	$20.6	$21.5	$(0.9)	-4.2%	$54.3	$68.3	$(14.0)	-20.5%
Diluted Earnings per Share 1/	$0.59	$0.57	$0.02	3.5%	$1.51	$1.80	$(0.29)	-16.1%

1/ 4th quarter 2007 includes $1.6 million for severance
costs ($0.1 million on the Intermodal segment, $0.5 million
on the Logistics segment and $1.0 million on corporate),
$1.0 million after-tax or $0.03 per share.

1/ 2007 includes $6.0 million for severance
and facility exit costs ($1.8 million on the
Intermodal segment, $2.1 million on the
Logistics segment and $2.1 million on
corporate), $3.7 million after-tax or $0.10 per share.

4th quarter 2006 corporate amounts included a bonus accrual reversal and a favorable litigation settlement.